UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 2, 2006

First Security Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

000-549747	58-2461486
(Commission File Number)	(IRS Employer Identification No.)

817 Broad Street, Chattanooga, Tennessee	37402
(Address of Principal Executive Offices)	(Zip Code)

(423) 266-2000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Principal Officer; Appointment of Principal Officer

On August 2, 2006, Ms. Denise M. Cobb notified us that she intended to resign from her position as Vice President, Controller and Principal Accounting Officer, effective August 30, 2006, to spend more time with her family. Ms. Cobb has agreed to assist with the transition and has indicated a willingness to continue to work for us on a more limited basis. We thank Ms. Cobb for her service.

On August 8, 2006, Mr. John R. Haddock accepted First Security’s offer to serve as Vice President, Controller and Principal Accounting Officer, effective August 30, 2006. Mr. Haddock, 28, will oversee the accounting department at First Security and FSGBank. Mr. Haddock has served as First Security’s Assistant Vice President/Assistant Controller since 2005. Prior to joining First Security, Mr. Haddock served as a staff auditor with Hazlett, Lewis & Bieter, PLLC in Chattanooga, Tennessee from 2003 to 2005 and staff auditor with PricewaterhouseCoopers in Atlanta, Georgia from 2002 to 2003.

Under the terms of his employment with First Security, Mr. Haddock’s base annual salary will be $74,175. Mr. Haddock is entitled to a discretionary bonus of a percentage of his annual salary, with the criteria based on company and individual performance. In addition, he is entitled to receive long term incentive awards such as options to purchase shares or restricted stock awards.

Mr. Haddock has previously engaged in banking transactions with us in the ordinary course of business. Each such transaction was on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and were not expected to involve more than the normal risk of collectibility or present other unfavorable features to us. We expect we will continue to engage in similar banking transactions in the ordinary course of business in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST SECURITY GROUP, INC.

Dated: August 8, 2006
	By:	/s/ William L. Lusk, Jr.
	Name:	William L. Lusk, Jr.
	Title:	Chief Financial Officer